Results of August 15, 2002 shareholder meeting
 (Unaudited)

An annual meeting of shareholders of the fund was held on August 15, 2002. At the meeting, each of the nominees for Trustees was elected, as follows:


Common Shares

Votes for
Votes
withheld
Jameson A. Baxter
2,141,421
56,830
Charles B. Curtis
2,141,421
56,830
Paul L. Joskow
2,141,421
56,830
Lawrence J. Lasser
2,141,421
56,830

A proposal to amend the fund's investment objective and policies was approved as follows: 1,285,107 votes for, and 64,729 votes against, with 848,415 abstentions and non-broker votes.